FB Financial Corporation Reports First Quarter 2026 Financial Results
Reports Q1 Diluted EPS of $1.10, Adjusted Diluted EPS* of $1.12

NASHVILLE, TENNESSEE—April 13, 2026—FB Financial Corporation (the “Company”) (NYSE: FBK), parent company of FirstBank, reported net income of $57.5 million, or $1.10 per diluted common share, for the first quarter of 2026, compared to $1.07 in the previous quarter and $0.84 in the first quarter of last year. Adjusted net income* was $58.3 million, or $1.12 per diluted common share, compared to $1.16 in the previous quarter and $0.85 in the first quarter of last year.
The Company ended the first quarter of 2026 with loans held for investment (“HFI”) of $12.50 billion compared to $12.38 billion at the end of the previous quarter and $9.77 billion at the end of the first quarter of last year. Deposits were $14.08 billion as of March 31, 2026, compared to $13.91 billion as of December 31, 2025, and $11.20 billion as of March 31, 2025. Net interest margin (“NIM”) was 3.94% for the first quarter of 2026, compared to 3.98% in the prior quarter and 3.55% in the first quarter of 2025. The Company ended the quarter with book value per common share of $38.39 and tangible book value per common share* of $31.00.
President and Chief Executive Officer, Christopher T. Holmes stated, “We began the year with a recognition that speaks directly to who we are, being named the top bank for customer satisfaction and trust in the South Central Region by J.D. Power. That honor reinforces our customer-focused model and validates a cornerstone of how we measure success. We also delivered solid financial results in the quarter, with strong returns and loan and deposit growth that gained momentum in the back half of the period. When you have the highest level of endorsement from your customers about their satisfaction and you combine that with top-tier financial performance and one of the best geographies in the country, we believe we have a very compelling formula for creating value for our shareholders today and over the long term.”

				Annualized
(dollars in thousands, except share data)	Mar 2026	Dec 2025	Mar 2025	Mar 26/ Dec 25 % Change	Mar 26 / Mar 25 % Change
Balance Sheet Highlights
Investment securities, at fair value	$1,498,547	$1,459,734	$1,580,720	10.8%	(5.20)%
Loans held for sale	231,359	201,076	172,770	61.1%	33.9%
Loans HFI	12,503,815	12,383,626	9,771,536	3.94%	28.0%
Allowance for credit losses on loans HFI	(186,324)	(185,983)	(150,531)	0.74%	23.8%
Total assets	16,468,439	16,300,292	13,136,449	4.18%	25.4%
Interest-bearing deposits (non-brokered)	10,838,139	10,649,932	8,623,636	7.17%	25.7%
Brokered deposits	574,216	625,634	414,428	(33.3)%	38.6%
Noninterest-bearing deposits	2,664,480	2,634,395	2,163,934	4.63%	23.1%
Total deposits	14,076,835	13,909,961	11,201,998	4.87%	25.7%
Borrowings	213,188	212,764	168,944	0.81%	26.2%
Allowance for credit losses on unfunded commitments	15,398	16,196	6,493	(20.0)%	137.1%
Total common shareholders’ equity	1,973,873	1,948,165	1,601,962	5.35%	23.2%
Book value per common share	$38.39	$37.64	$34.44	8.08%	11.5%
Tangible book value per common share*	$31.00	$30.27	$29.12	9.78%	6.46%
Total common shareholders’ equity to total assets	12.0%	12.0%	12.2%
Tangible common equity to tangible assets*	9.91%	9.84%	10.5%
*Non-GAAP financial measure; A reconciliation of non-GAAP measures to the most directly comparable GAAP measure is included in the Company’s First Quarter 2026 Financial Supplement.
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FB Financial Corporation
First Quarter 2026 Results

	Three Months Ended
(dollars in thousands, except share data)	Mar 2026	Dec 2025	Mar 2025
Statement of Income Highlights
Net interest income	$145,965	$149,804	$107,641
NIM (tax-equivalent basis)	3.94%	3.98%	3.55%
Noninterest income	$26,375	$28,795	$23,032
Loss on sales or write-downs of premises and equipment, other real estate owned and other assets, net	$(320)	$(131)	$(625)
Cash life insurance benefit	$763	$1,148	$—
Total revenue	$172,340	$178,599	$130,673
Noninterest expense	$95,164	$107,548	$79,549
Severance costs	$—	$1,395	$—
Loss on lease terminations and other branch closure costs	$5	$12	$—
Certain nonrecurring charitable contributions	$—	$1,130	$—
Merger and integration costs	$1,447	$4,611	$401
Efficiency ratio	55.2%	60.2%	60.9%
Adjusted efficiency ratio*	54.3%	56.3%	59.9%
Pre-tax, pre-provision net revenue	$77,176	$71,051	$51,124
Adjusted pre-tax, pre-provision net revenue*	$78,184	$77,118	$52,134
Provisions for credit losses	$3,024	$1,232	$2,292
Net charge-offs ratio	0.11%	0.05%	0.14%
Net income applicable to FB Financial Corporation	$57,526	$56,977	$39,361
Diluted earnings per common share	$1.10	$1.07	$0.84
Effective tax rate	22.4%	18.4%	19.4%
Adjusted net income*	$58,271	$61,494	$40,108
Adjusted diluted earnings per common share*	$1.12	$1.16	$0.85
Weighted average number of shares outstanding - fully diluted	52,203,469	53,074,753	47,024,211
Returns on average:
Return on average total assets (“ROAA”)	1.43%	1.40%	1.21%
Adjusted*	1.45%	1.51%	1.23%
Return on average shareholders’ equity	11.9%	11.6%	10.1%
Return on average tangible common equity (“ROATCE”)*	14.7%	14.4%	11.9%
Adjusted*	15.3%	15.9%	12.3%
*Non-GAAP financial measure; A reconciliation of non-GAAP measures to the most directly comparable GAAP measure is included in the Company’s First Quarter 2026 Financial Supplement.
Balance Sheet and Net Interest Margin
The Company reported loans HFI of $12.50 billion at the end of the first quarter of 2026, compared to $12.38 billion at the end of the prior quarter. The contractual yield on loans HFI decreased to 6.22% for the first quarter of 2026 from 6.34% for the previous quarter. Net growth in loans was attributable to increases of $57.3 million in commercial and industrial loans, $32.7 million in consumer and other loans, $25.1 million in commercial real estate loans and $16.5 million in residential real estate loans offset by a $11.4 million decline in construction loans.
The Company reported total deposits of $14.08 billion at the end of the first quarter compared to $13.91 billion at the end of the fourth quarter of 2025. Total cost of deposits decreased to 2.27% during the first quarter compared to 2.40% in the fourth quarter of 2025. The cost of interest-bearing deposits decreased to 2.80% from 2.99% in the previous quarter. Lower costs were driven primarily by the continued pass‑through of prior federal funds rate reductions, reducing indexed deposit costs and lowering rates across the broader interest‑bearing deposit base. Noninterest-bearing deposits were $2.66 billion at the end of the quarter compared to $2.63 billion at the end of the fourth quarter of 2025.
The Company reported net interest income on a tax-equivalent basis of $146.8 million for the first quarter of 2026, down from $150.6 million in the prior quarter. NIM decreased to 3.94% for the first quarter of 2026 from 3.98% for the previous quarter, driven primarily by lower yields on interest‑earning assets following the late fourth quarter of 2025 federal funds rate reduction, partially offset by lower funding costs. Net accretion from purchase accounting adjustments impacted margin by 17 basis points in the first quarter of 2026.
Holmes continued, “We had measured balance sheet growth in the first quarter, led by broad-based loan production and continued deposit expansion. While asset yields moderated following recent rate cuts, disciplined pricing and lower funding costs helped offset that pressure. Our deposit mix and repricing momentum position us well as we move through the year, and we remain focused on consistent, profitable growth.”
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FB Financial Corporation
First Quarter 2026 Results

Noninterest Income
Adjusted noninterest income* was $25.9 million for the first quarter of 2026, compared to $27.7 million and $23.6 million for the prior quarter and first quarter of 2025, respectively.
Mortgage banking income was $12.3 million in the first quarter of 2026, compared to $13.5 million in the prior quarter and $12.4 million in the first quarter of 2025.
Noninterest Expense
Adjusted noninterest expense* during the first quarter of 2026 was $93.7 million compared to $100.4 million for the prior quarter and $79.1 million for the first quarter of 2025. The decrease reflects lower performance‑based compensation in the first quarter, as incentive expense was elevated in the fourth quarter due to higher levels of performance-based compensation. During the first quarter of 2026, the Company’s adjusted efficiency ratio*1was 54.3%, compared to 56.3% in the previous quarter and 59.9% in the first quarter of 2025.
Chief Financial Officer Michael Mettee commented, “We continued to build operating leverage in the first quarter as expense levels normalized and efficiency improved. Incentive and personnel costs returned to expected levels following elevated fourth quarter expense related to long‑term equity incentives. As volumes grow and we continue to focus on operating scale, we are well positioned to drive incremental profitability and stronger returns over time.”
Credit Quality
In the first quarter, the Company recorded provision expense of $3.8 million related to loans HFI and a provision reversal of $0.8 million associated with unfunded loan commitments. At the end of the first quarter of 2026, the Company had an allowance for credit losses on loans HFI of $186.3 million, representing 1.49% of loans HFI compared to $186.0 million, or 1.50% of loans HFI, at the end of the prior quarter.
The Company had net charge-offs of $3.5 million in the first quarter of 2026, representing annualized net charge-offs of 0.11% of average loans HFI, compared to 0.05% in the prior quarter and 0.14% in the first quarter of 2025.
The Company’s nonperforming loans HFI as a percentage of total loans HFI decreased slightly to 0.96% as of the end of the first quarter of 2026, compared to 0.97% in the prior quarter and 0.79% in the first quarter of 2025. Nonperforming assets as a percentage of total assets were relatively stable at 0.98% as of the end of the first quarter of 2026, compared to 0.97% at the end of the prior quarter and 0.84% as of the end of the first quarter of 2025.
Holmes commented, “Our credit quality remained sound during the quarter, supported by stable asset quality metrics. While net charge‑offs increased modestly, they remain at relatively low levels and consistent with our expectations. We ended the quarter with an allowance for credit losses that reflects the risk profile of the portfolio given the current economic outlook and our proactive approach to risk management as we continue to support growth.”
Capital
The Company maintained its strong capital position in the first quarter, resulting in a preliminary total risk-based capital ratio of 13.4%, preliminary common equity tier 1 ratio of 11.5% and tangible common equity to tangible assets ratio* of 9.91%. The Company repurchased 426,983 shares during the quarter.
Holmes continued, “We ended the quarter with a strong capital position, highlighted by tangible common equity of 9.91%, which provides us significant capital flexibility. That strength allows us to support organic growth, pursue strategic opportunities, and return capital to shareholders through share repurchases when appropriate. We are committed to deploying capital in ways that create long‑term value while maintaining a prudent risk profile.”
Summary
Holmes finalized, “The first quarter marked a solid start to the year, with a reassuring vote of confidence from our clients, disciplined balance sheet growth, improving efficiency, stable credit quality, and a solid capital position. Looking forward, we see active pipelines across our markets and remain optimistic about economic conditions in our footprint. With multiple avenues for growth and capital deployment, we are confident in our ability to continue delivering top‑tier returns for our shareholders.”
*Non-GAAP financial measure;1A reconciliation of non-GAAP measures to the most directly comparable GAAP measure is included in the Company’s First Quarter 2026 Financial Supplement.

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FB Financial Corporation
First Quarter 2026 Results

WEBCAST AND CONFERENCE CALL INFORMATION
FB Financial Corporation will host a conference call to discuss the Company’s financial results on April 14, 2026, at 8:00 a.m. (Central Time). To listen to the call, participants should dial 1-877-883-0383 (confirmation code 8131060) approximately 10 minutes prior to the call. A telephonic replay will be available approximately two hours after the call through April 21, 2026, by dialing 1-855-669-9658 and entering confirmation code 1063916.
A live online broadcast of the Company’s quarterly conference call will be available online at https://event.choruscall.com/mediaframe/webcast.html?webcastid=4Tu7dtR8. An online replay will be available on the Company’s website approximately two hours after the conclusion of the call and will remain available for 12 months.
ABOUT FB FINANCIAL CORPORATION
FB Financial Corporation (NYSE: FBK) is a financial holding company headquartered in Nashville, Tennessee. FB Financial Corporation operates through its wholly owned banking subsidiary, FirstBank, in Tennessee, Kentucky, Alabama, and Georgia. FB Financial Corporation has approximately $16.5 billion in total assets and operates 90 full-service bank branches across its footprint.

MEDIA CONTACT:	FINANCIAL CONTACT:

Keith Hancock	Michael Mettee
404-310-2368	615-435-0952
keith.hancock@firstbankonline.com	mmettee@firstbankonline.com
www.firstbankonline.com	investorrelations@firstbankonline.com
SUPPLEMENTAL FINANCIAL INFORMATION AND EARNINGS PRESENTATION
Investors are encouraged to review this Earnings Release in conjunction with the First Quarter 2026 Financial Supplement and Earnings Presentation posted on the Company’s website, which can be found at https://investors.firstbankonline.com. This Earnings Release, the First Quarter 2026 Financial Supplement and the Earnings Presentation are also included with a Current Report on Form 8-K that the Company furnished to the U.S. Securities and Exchange Commission (“SEC”) on April 13, 2026.
FORWARD-LOOKING STATEMENTS
Certain statements contained in this Earnings Release that are not historical in nature may be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, without limitation, statements regarding the Company’s future plans, results, strategies, and expectations, including expectations around changing economic markets. These statements can generally be identified by the use of the words and phrases “may,” “will,” “should,” “could,” “would,” “goal,” “plan,” “potential,” “estimate,” “project,” “believe,” “intend,” “anticipate,” “expect,” “target,” “aim,” “predict,” “continue,” “seek,” and other variations of such words and phrases and similar expressions. These forward-looking statements are not historical facts, and are based upon management’s current expectations, estimates, and projections, many of which, by their nature, are inherently uncertain and beyond the Company’s control. The inclusion of these forward-looking statements should not be regarded as a representation by the Company or any other person that such expectations, estimates, and projections will be achieved. Accordingly, the Company cautions shareholders and investors that any such forward-looking statements are not guarantees of future performance and are subject to risks, assumptions, and uncertainties that are difficult to predict. Actual results may prove to be materially different from the results expressed or implied by the forward-looking statements. A number of factors could cause actual results to differ materially from those contemplated by the forward-looking statements including, without limitation, (1) current and future economic conditions, including the effects of inflation, interest rate fluctuations, changes in the economy or global supply chain, supply-demand imbalances affecting local real estate prices, and high unemployment rates in the local or regional economies in which the Company operates and/or the US economy generally, (2) changes or the lack of changes in government interest rate policies and the associated impact on the Company’s business, net interest margin, and mortgage operations, (3) increased competition for deposits, (4) changes in the quality or composition of the Company’s loan or investment portfolios, including adverse developments in borrower industries or in the repayment ability of individual borrowers or issuers of investment securities, or the impact of interest rates on the value of our investment securities portfolio, (5) any deterioration in commercial real estate market fundamentals, (6) the Company’s ability to identify potential candidates for, consummate, and achieve synergies from acquisitions, including risks that cost savings and other synergies from completed or future mergers may not be realized (or may be less than or delayed from expectations), challenges in integrating acquired businesses, disruptions to customer, employee, or other relationships, diversion of management attention, and the ability to effectively manage larger or more complex operations post-transaction; (7) the Company’s ability to manage any unexpected outflows of uninsured deposits and avoid selling investment securities or other assets at an unfavorable time or at a loss, (8) the Company’s ability to successfully execute its various business strategies, (9) changes in state and federal legislation, regulations or policies applicable to banks and other financial service providers, including legislative developments,
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FB Financial Corporation
First Quarter 2026 Results

(10) the effectiveness of the Company’s controls and procedures to detect, prevent, mitigate and otherwise manage the risk of fraud or misconduct by internal or external parties, including attempted physical-security and cybersecurity attacks, denial-of-service attacks, hacking, phishing, social-engineering attacks, malware intrusion, data-corruption attempts, system breaches, identity theft, ransomware attacks, environmental conditions, and intentional acts of destruction, (11) the Company’s dependence on information technology systems of third party service providers and the risk of systems failures, interruptions, or breaches of security, (12) the impact, extent and timing of technological changes, (13) concentrations of credit or deposit exposure, (14) the impact of natural disasters, pandemics, acts of war or terrorism, or other catastrophic events, (15) events giving rise to international or regional political instability, including the broader impacts of such events on financial markets and/or global macroeconomic environments, and/or (16) general competitive, economic, political, and market conditions. Further information regarding the Company and factors which could affect the forward-looking statements contained herein can be found in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025, and in any of the Company’s subsequent filings with the SEC. Many of these factors are beyond the Company’s ability to control or predict. If one or more events related to these or other risks or uncertainties materialize, or if the underlying assumptions prove to be incorrect, actual results may differ materially from the forward-looking statements. Accordingly, shareholders and investors should not place undue reliance on any such forward-looking statements. Any forward-looking statement speaks only as of the date of this Earnings Release, and the Company undertakes no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by law. New risks and uncertainties may emerge from time to time, and it is not possible for the Company to predict their occurrence or how they will affect the Company.
The Company qualifies all forward-looking statements by these cautionary statements.
GAAP RECONCILIATION AND USE OF NON-GAAP FINANCIAL MEASURES
This Earnings Release contains certain financial measures that are not measures recognized under U.S. generally accepted accounting principles (“GAAP”) and therefore are considered non-GAAP financial measures. These non-GAAP financial measures may include, without limitation, adjusted net income, adjusted diluted earnings per common share, adjusted pre-tax pre-provision net revenue, consolidated adjusted revenue, consolidated adjusted and segment noninterest expense and consolidated adjusted noninterest income, consolidated adjusted efficiency ratio (tax-equivalent basis), and adjusted return on average assets and equity. Each of these non-GAAP metrics excludes certain income and expense items that the Company’s management considers to be adjusted in nature. The Company refers to these non-GAAP measures as adjusted measures. Also, the Company presents tangible assets, tangible common equity, tangible book value per common share, tangible common equity to tangible assets, return on average tangible common equity, and adjusted return on average tangible common equity. Each of these non-GAAP metrics excludes the impact of goodwill and other intangibles.
The Company’s management uses these non-GAAP financial measures in their analysis of the Company’s performance, financial condition and the efficiency of its operations as management believes such measures facilitate period-to-period comparisons and provide meaningful indications of its operating performance as they eliminate both gains and charges that management views as non-recurring or not indicative of operating performance. Management believes that these non-GAAP financial measures provide a greater understanding of ongoing operations and enhance comparability of results with prior periods as well as demonstrate the effects of significant non-adjusted gains and charges in the current and prior periods. The Company’s management also believes that investors find these non-GAAP financial measures useful as they assist investors in understanding the Company’s underlying operating performance and in the analysis of ongoing operating trends. In addition, because intangible assets such as goodwill and the other items excluded each vary extensively from company to company, the Company believes that the presentation of this information allows investors to more easily compare the Company’s results to the results of other companies. However, the non-GAAP financial measures discussed herein should not be considered in isolation or as a substitute for the most directly comparable or other financial measures calculated in accordance with GAAP. Moreover, the manner in which the Company calculates the non-GAAP financial measures discussed herein may differ from that of other companies reporting measures with similar names. Investors should understand how such other banking organizations calculate their financial measures with names similar to the non-GAAP financial measures the Company has discussed herein when comparing such non-GAAP financial measures.
A reconciliation of these measures to the most directly comparable GAAP financial measures is included in the Company’s First Quarter 2026 Financial Supplement, which is available at https://investors.firstbankonline.com.
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FB Financial Corporation
First Quarter 2026 Results

Financial Summary and Key Metrics
(Unaudited)
(dollars in thousands, except share data)

	As of or for the Three Months Ended
	Mar 2026	Dec 2025	Mar 2025
Selected Balance Sheet Data
Cash and cash equivalents	$1,157,763	$1,155,895	$794,706
Investment securities, at fair value	1,498,547	1,459,734	1,580,720
Loans held for sale	231,359	201,076	172,770
Loans HFI	12,503,815	12,383,626	9,771,536
Allowance for credit losses on loans HFI	(186,324)	(185,983)	(150,531)
Total assets	16,468,439	16,300,292	13,136,449
Interest-bearing deposits (non-brokered)	10,838,139	10,649,932	8,623,636
Brokered deposits	574,216	625,634	414,428
Noninterest-bearing deposits	2,664,480	2,634,395	2,163,934
Total deposits	14,076,835	13,909,961	11,201,998
Borrowings	213,188	212,764	168,944
Allowance for credit losses on unfunded commitments	15,398	16,196	6,493
Total common shareholders’ equity	1,973,873	1,948,165	1,601,962
Selected Statement of Income Data
Total interest income	$225,350	$235,238	$179,706
Total interest expense	79,385	85,434	72,065
Net interest income	145,965	149,804	107,641
Total noninterest income	26,375	28,795	23,032
Total noninterest expense	95,164	107,548	79,549
Earnings before income taxes and provisions for credit losses	77,176	71,051	51,124
Provisions for credit losses	3,024	1,232	2,292
Income tax expense	16,626	12,834	9,471
Net income applicable to noncontrolling interest	—	8	—
Net income applicable to FB Financial Corporation	$57,526	$56,977	$39,361
Net interest income (tax-equivalent basis)	$146,774	$150,642	$108,427
Adjusted net income*	$58,271	$61,494	$40,108
Adjusted pre-tax, pre-provision net revenue*	$78,184	$77,118	$52,134
Per Common Share
Diluted net income	$1.10	$1.07	$0.84
Adjusted diluted net income*	1.12	1.16	0.85
Book value	38.39	37.64	34.44
Tangible book value*	31.00	30.27	29.12
Weighted average number of shares outstanding - fully diluted	52,203,469	53,074,753	47,024,211
Period-end number of shares	51,418,024	51,752,401	46,514,547
Selected Ratios
Return on average:
Assets	1.43%	1.40%	1.21%
Shareholders’ equity	11.9%	11.6%	10.1%
Tangible common equity*	14.7%	14.4%	11.9%
Efficiency ratio	55.2%	60.2%	60.9%
Adjusted efficiency ratio (tax-equivalent basis)*	54.3%	56.3%	59.9%
Loans HFI to deposit ratio	88.8%	89.0%	87.2%
Noninterest-bearing deposits to total deposits	18.9%	18.9%	19.3%
Net interest margin (tax-equivalent basis)	3.94%	3.98%	3.55%
Yield on interest-earning assets	6.07%	6.23%	5.91%
Cost of interest-bearing liabilities	2.83%	3.02%	3.16%
Cost of total deposits	2.27%	2.40%	2.54%
Credit Quality Ratios
Allowance for credit losses on loans HFI as a percentage of loans HFI	1.49%	1.50%	1.54%
Annualized net charge-offs as a percentage of average loans HFI	0.11%	0.05%	0.14%
Nonperforming loans HFI as a percentage of loans HFI	0.96%	0.97%	0.79%
Nonperforming assets as a percentage of total assets	0.98%	0.97%	0.84%
Preliminary Capital Ratios (consolidated)
Total common shareholders’ equity to assets	12.0%	12.0%	12.2%
Tangible common equity to tangible assets*	9.91%	9.84%	10.5%
Tier 1 leverage	10.4%	10.3%	11.4%
Tier 1 risk-based capital	11.5%	11.4%	13.1%
Total risk-based capital	13.4%	13.2%	15.2%
Common equity Tier 1	11.5%	11.4%	12.8%
*Non-GAAP financial measure; A reconciliation of non-GAAP measures to the most directly comparable GAAP measure is included in the Company’s First Quarter 2026 Financial Supplement.
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